                                                                    Exhibit 99.1


                               (AVC ADVOCAT LOGO)

Company Contact:                                            Investor Relations:
William R. Council, III                                     Rodney O'Connor
President and CEO                                           Cameron Associates
(615) 771-7575                                              (212) 554-5470



             ADVOCAT ANNOUNCES COMPREHENSIVE REFINANCING COMMITMENT

BRENTWOOD, Tenn. -- (July 5, 2006) -- Advocat Inc. (OTC BB: AVCA) today announced it has entered into a commitment with Capmark Finance Inc. for a comprehensive refinancing of the Company's long term debt.

Under the terms of the commitment, Capmark will provide mortgage debt of approximately $22.5 million with a five year maturity and a term note of approximately $8.1 million with a four year maturity to refinance the Company's remaining mortgage and bank term debt. Final terms remain subject to negotiation, and the transaction is expected to close during the third quarter of 2006.

Will Council, President and CEO, stated, "The completion of this refinancing will be a major milestone in the turnaround of Advocat. The new agreement will bring the remaining debt covenants into compliance and strengthen our balance sheet by providing long term maturities."

Advocat Inc. provides long-term care services to nursing home patients in eight states, primarily in the Southeast. The Company has 43 centers containing 4,505 licensed nursing beds.

FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding our ability to complete the described transaction, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, covenant waivers from our lenders, possible amendments to our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, changing economic conditions as well as other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc
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